Filed Pursuant to 424(b)(3)
Registration No. 333-296286

PROSPECTUS

LIONSGATE STUDIOS CORP.

157,869 Shares of Common Stock, without Par Value

The 157,869 shares of common stock, without par value, of New Lionsgate (f/k/a Lionsgate Studios Holding Corp.), an entity formed under the laws of the Province of British Columbia and previously a wholly-owned subsidiary of Lionsgate, covered by this prospectus include New Lionsgate Options or New Lionsgate SARs to acquire common shares of New Lionsgate that are held by former employees of LGEC and its subsidiaries (including New Lionsgate), who are not current employees or consultants of New Lionsgate or Starz, and any such individuals’ donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such equity award. The New Lionsgate Options and New Lionsgate SARs are outstanding under the New Lionsgate 2025 Plan and were converted from stock options to purchase LGEC common shares and stock appreciation rights to acquire LGEC common shares in connection with the separation of the businesses of Lionsgate Studios Holding Corp. (f/k/a Lionsgate Studios Corp.), a British Columbia corporation, which encompasses the motion picture and television studio operations, from the other businesses of Lionsgate, including the Starz Business. Any proceeds received by New Lionsgate from the exercise of New Lionsgate Options and New Lionsgate SARs covered by the New Lionsgate 2025 Plan (and issued pursuant to the offering described in this prospectus) will be used for general corporate purposes. In connection with the Transactions, Lionsgate was renamed to Starz Entertainment Corp. References in this prospectus to “LGEC” or “Lionsgate” refer to the entity as it existed prior to the Transactions.

As a result of the Transactions, shares of New Lionsgate Common Stock trade on the NYSE under the symbol “LION.” Prior to the completion of the Transactions, New Lionsgate was a wholly-owned subsidiary of LGEC. Trading of shares of New Lionsgate Common Stock under the symbol “LION” began on the first trading day following the completion of the Transactions. On June 5, 2026, the closing price of New Lionsgate Common Stock as reported on NYSE was $13.40 per share.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk  Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2026.

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ABOUT LIONSGATE STUDIOS CORP.

New Lionsgate is one of the world’s leading standalone, pure play content companies. It brings together diversified motion picture and television production and distribution businesses, a world-class portfolio of valuable brands and franchises, a premier talent management and production powerhouse at 3 Arts Entertainment and a more than 20,000-title film and television library, all driven by New Lionsgate’s bold and entrepreneurial culture.

New Lionsgate was incorporated under the Business Corporations Act (British Columbia) using the name Lionsgate Studios Holding Corp. on January 10, 2025. New Lionsgate’s head office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of the securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “projects,” “intend,” “expect,” “believe,” “anticipate,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning, and statements concerning strategy, identify forward-looking statements. These forward-looking statements include, among others, statements regarding future financial performance, anticipated trends, and prospects in the markets and industries in which New Lionsgate operates, business prospects and strategies, including the Transactions, and anticipated financial position, liquidity, and capital needs relating to New Lionsgate. For those statements, New Lionsgate claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are estimates and projections reflecting judgments and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although New Lionsgate believes that the estimates and projections reflected in the forward-looking statements are reasonable, these expectations may prove to be incorrect. Other unknown or unpredictable factors also could have material adverse effects on New Lionsgate’s future results, performance or achievements. When considering forward-looking statements, you should keep in mind the factors described in Part I. “Item 1A. Risk Factors” and Part II. “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, incorporated by reference herein. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, among others:

•	Weakness in the global economy and financial markets, including a recession.

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Competitive factors that could adversely affect New Lionsgate’s operations, including new product or service introductions and technologies by its current or future competitors, consolidation or strategic alliances among media companies, and/or distributors to improve their competitive position or develop new models for the delivery of entertainment, increased pricing pressure due to the impact of low-cost content providers or new entrants into its markets.

•	The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates.

•	Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and their potential effect on the operating performance of New Lionsgate.

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Security breaches of New Lionsgate’s information systems, which could impair its ability to conduct business, compromise sensitive information of New Lionsgate and its customers and other business partners, and result in actions by regulatory bodies or civil litigation.

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The impact of business combinations or divestitures, including any volatility in earnings relating to acquisition-related costs, and New Lionsgate’s ability to successfully integrate any business it may acquire.

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Conditions in international markets, including social and political conditions, civil unrest, terrorist activity, governmental changes, restrictions on the ability to transfer capital across borders, tariffs and other protectionist measures, difficulties in protecting and enforcing its intellectual property rights and governmental expropriation of assets. New Lionsgate’s international operations also increase its compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws, as well as regulatory and privacy laws.

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Natural disasters, global pandemics, wars, terrorism, labor disruptions or strikes, and international conflicts that could cause significant economic disruption and political and social instability, resulting in decreased demand for New Lionsgate’s services or adversely affect New Lionsgate’s content procurement and distribution capabilities.

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Pending and potential future litigation or other proceedings asserting, including and/or subpoenas seeking information with respect to, alleged violations of law and/or regulation, including the availability or collectability of insurance relating to any such claims.

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New or changing laws and regulations affecting domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies or taxation (including tax reforms that could adversely impact multinational corporations).

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

•	Risks associated with additional indebtedness.

•	Other risks and uncertainties discussed in this prospectus and other reports that New Lionsgate may file with the SEC.

New Lionsgate believes these forward-looking statements are reasonable. However, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. The above list of factors is not exhaustive or necessarily in order of importance. New Lionsgate is not under any obligation, nor does it intend, to make publicly available any update or other revisions to any of the forward-looking statements contained in this prospectus to reflect circumstances existing after the date of this prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized, except as required by law.

THE OFFERING

Common stock offered:	157,869 shares of New Lionsgate Common Stock

Use of Proceeds:	Any proceeds received by New Lionsgate from the exercise of New Lionsgate Options or New Lionsgate SARs covered by the New Lionsgate 2025 Plan (and issued pursuant to the offering described in this prospectus) are expected to be used for general corporate purposes. These proceeds represent the exercise prices for the New Lionsgate Options and New Lionsgate SARs. See “Use of Proceeds.”

Risk Factors:	For a discussion of risks and uncertainties involved with an investment in shares of New Lionsgate Common Stock, see “Risk Factors” included elsewhere in this prospectus and any risk factors described in any accompanying prospectus supplement.

Listing:	Prior to the completion of the Transactions, there was no established public trading market for New Lionsgate Common Stock. Shares of New Lionsgate Common Stock trade under the symbol “LION” following the completion of the Transactions.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which are incorporated by reference into this prospectus in their entirety, and may be amended, supplemented or superseded from time to time by our subsequent filings under the Exchange Act, including any subsequent Quarterly Reports on Form 10-Q. You should also consider the risk factors described in any related prospectus supplement or any documents we incorporate by reference in the future. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. In such event, the market price of our common stock could decline.

USE OF PROCEEDS

Any proceeds received by New Lionsgate from the exercise of New Lionsgate Options and New Lionsgate SARs covered by the New Lionsgate 2025 Plan (and issued pursuant to the offering described in this prospectus) are expected to be used for general corporate purposes. These proceeds represent the exercise prices for the New Lionsgate Options and New Lionsgate SARs. We will have broad discretion over the use of proceeds from the exercise of New Lionsgate Options covered by the New Lionsgate 2025 Plan.

PLAN OF DISTRIBUTION

Shares of New Lionsgate Common Stock offered hereby will be issued upon the exercise and settlement of New Lionsgate Options and New Lionsgate SARs to purchase New Lionsgate Common Stock issued pursuant to the New Lionsgate 2025 Plan.

DESCRIPTION OF CAPITAL STOCK

See our “Description of Capital Stock” included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the shares of New Lionsgate Common Stock has been passed upon for New Lionsgate by Dentons Canada LLP.

EXPERTS

The consolidated financial statements of Lionsgate Studios Corp. appearing in Lionsgate Studios Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2026, and the effectiveness of Lionsgate Studios Corp.’s internal control over financial reporting as of March 31, 2026, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Registrant files annual, quarterly, and current reports, proxy statements and other information with the SEC and the Canadian Securities Administrators. The SEC maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System or any successor thereto. The Canadian Securities Administrators maintains an Internet website that contains regulatory filings and disclosure and other materials that are filed through the System for Electronic Document Analysis and Retrieval (SEDAR) or any successor thereto. You may review a copy of the Registration Statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov and the Internet website maintained by the Canadian Securities Administrators at https://www.sedarplus.ca. Copies of documents filed with the SEC by New Lionsgate may be obtained free of charge on New Lionsgate’s investor relations website at https://investors.lionsgate.com. Information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement.

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the shares of New Lionsgate Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. You should refer to the registration statement, including its amendments, supplements, exhibits and schedules, for further information about New Lionsgate and New Lionsgate Common Stock. Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, are qualified in all respects by reference to the relevant exhibit.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the SEC on May 27, 2026;

•	our Current Report on Form 8-K filed with the SEC on April 15, 2026;

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the description of our securities filed as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the SEC on May 27, 2026, including any amendments or reports filed for the purpose of updating this description; and

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all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Lionsgate Studios Corp.

Attn: Investor Relations

2700 Colorado Avenue

Santa Monica, California 90404

(310) 499-9200

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